                          Offer To Purchase For Cash
                    All Outstanding Shares of Common Stock
         (Including the Associated Rights to Purchase Preferred Stock)
                                      of
                            The Earthgrains Company
                             $40.25 Net Per Share
                                      by
                             SLC Acquisition Corp.
                         a wholly owned subsidiary of
                             Sara Lee Corporation

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON TUESDAY, JULY 31, 2001 UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE EARTHGRAINS COMPANY (THE "COMPANY"), INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK (COLLECTIVELY, THE "SHARES"), THAT REPRESENTS AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS, AND (II) THE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, THE EUROPEAN COMMUNITY MERGER REGULATION, AS AMENDED, AND ANY OTHER COMPARABLE PROVISIONS UNDER ANY PRE-MERGER NOTIFICATION LAWS OR REGULATIONS OF FOREIGN JURISDICTIONS HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 15--"CERTAIN CONDITIONS OF THE OFFER." THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 29, 2001 (THE "MERGER AGREEMENT"), AMONG SARA LEE CORPORATION ("SARA LEE"), SLC ACQUISITION CORP. (THE "PURCHASER") AND THE COMPANY.

                                --------------

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (I) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND (III) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

                                --------------

                                   IMPORTANT
  Any stockholder of the Company wishing to tender Shares in the Offer must
(i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

  Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares."

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                                --------------

                     The Dealer Manager for the Offer is:

                                [JPMorgan logo]
                          J.P.Morgan Securities Inc.

                                60 Wall Street
                         New York, New York 10260-0060
                             Call: (212) 648-1995
July 3, 2001

                               TABLE OF CONTENTS

SUMMARY TERM SHEET........................................................ S-1

INTRODUCTION..............................................................   1

THE TENDER OFFER..........................................................   2
 1.Terms of the Offer.....................................................   2
 2.Acceptance for Payment and Payment for Shares..........................   5
 3.Procedures for Accepting the Offer and Tendering Shares................   5
 4.Withdrawal Rights......................................................   8
 5.Certain United States Federal Income Tax Consequences..................   9
 6.Price Range of Shares; Dividends.......................................  10
 7.Certain Information Concerning the Company.............................  10
 8.Certain Information Concerning Sara Lee and the Purchaser..............  12
 9.Source and Amount of Funds.............................................  13
10.Background of the Offer; Past Contacts or Negotiations with the
 Company..................................................................  13
11.The Merger Agreement...................................................  14
12.Purpose of the Offer; Plans for the Company............................  23
13.Certain Effects of the Offer...........................................  24
14.Dividends and Distributions............................................  24
15.Certain Conditions of the Offer........................................  25
16.Certain Legal Matters; Regulatory Approvals............................  26
17.Fees and Expenses......................................................  28
18.Miscellaneous..........................................................  29

SCHEDULE I
  Directors and Executive Officers of Sara Lee and the Purchaser

                              SUMMARY TERM SHEET

   SLC Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of The Earthgrains Company for $40.25 per share in cash. The following are some of the questions you, as a stockholder of Earthgrains, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

   Our name is SLC Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of Earthgrains. We are a wholly owned subsidiary of Sara Lee Corporation, a Maryland corporation. See the "Introduction" to this Offer to Purchase and
Section 8--"Certain Information Concerning Sara Lee and the Purchaser."

What are the classes and amounts of securities sought in the offer?

   We are seeking to purchase all of the outstanding shares of common stock of Earthgrains and the rights to purchase preferred stock associated with those shares. See the "Introduction" to this Offer to Purchase and Section 1--"Terms of the Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

   We are offering to pay $40.25 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

   Sara Lee, our parent company, will provide us with approximately $1.8 billion to purchase shares in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. Sara Lee will borrow a majority of these funds pursuant to a commitment letter which it has received from J.P. Morgan Securities Inc. and The Chase Manhattan Bank. The loan commitment is subject to normal and customary conditions. The offer, however, is not conditioned upon any financing arrangements. See Section 9-- "Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

   We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  .  the offer is being made for all outstanding shares solely for cash,

  .  the offer is not subject to any financing condition, and

  . if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

   See Section 9--"Source and Amount of Funds."

How long do I have to decide whether to tender in the offer?

   You will have at least until 12:00 Midnight, New York City time, on Tuesday, July 31, 2001, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1--"Terms of the Offer" and 3--"Procedures for Accepting the Offer and Tendering Shares."

Can the offer be extended and under what circumstances?

   We have agreed in the merger agreement that:

  . Without the consent of Earthgrains, we may extend the offer beyond the scheduled expiration date if at that date any of the conditions to our obligation to accept for payment and to pay for the shares are not satisfied or, to the extent permitted by the merger agreement, waived.

  . Without the consent of Earthgrains, we may generally extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff thereof applicable to the offer.

  . If, on the expiration date of the offer, (1) any applicable waiting period under each of the Hart-Scott-Rodino Antitrust Improvements Act, the European Community Merger Regulation, and any other comparable provisions under any pre-merger notification laws or regulations of foreign jurisdictions has not expired or been terminated or (2) (A) there is any banking moratorium, limitation on the extension of credit or any change which materially and adversely affects the ability of financial institutions in the United States to extend credit or (B) subject to Sara Lee's obligations under the Merger Agreement, there is any pending proceeding by a foreign or domestic governmental entity against Sara Lee, the Purchaser or Earthgrains or any statute, law or regulation is enacted or promulgated, which has certain specified adverse effects on Sara Lee, the Purchaser, Earthgrains or their ability to consummate the transactions contemplated by the Merger Agreement, then we have agreed to extend the Offer from time to time until March 31, 2002 (or June 30, 2002 if additional time is required in connection with obtaining the required anti-trust approvals).

  . Without the consent of Earthgrains, we may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of not less than three or more than twenty business days beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration.

   See Section 1--"Terms of the Offer" of this Offer to Purchase for more details on our ability to extend the offer.

How will I be notified if the offer is extended?

   If we extend the offer, we will inform Mellon Investor Services LLC (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1--"Terms of the Offer."

What are the most significant conditions to the offer?

  . We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least a majority of the then outstanding shares on a fully diluted basis. We call this condition the "minimum condition."

  . We are not obligated to purchase shares that are validly tendered if, among other things, there is a material adverse change in Earthgrains or its business.

  . Subject to our obligation to extend of the offer described above, we are not obligated to purchase shares that are validly tendered if, among other things, the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, the European Community Merger Regulation, and any other comparable provisions under any pre-merger notification laws or regulations of foreign jurisdictions have not expired or been terminated.

   The offer is also subject to a number of other conditions. We can waive some of the conditions to the offer without Earthgrains' consent. We cannot, however, waive the minimum condition. See Section 15--"Certain Conditions of the Offer."

How do I tender my shares?

   To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Mellon Investor Services LLC, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3--"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered shares?

   You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by Friday, August 31, 2001, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is provided. See Section 4--"Withdrawal Rights."

How do I withdraw previously tendered shares?

   To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw shares. See Section 4--"Withdrawal Rights."

What does the Earthgrains Board of Directors think of the offer?

   We are making the offer pursuant to the merger agreement, which has been approved by the board of directors of Earthgrains. The board of directors of Earthgrains unanimously (1) determined that the terms of the offer and the merger are fair to and in the best interests of the stockholders of Earthgrains, (2) approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and (3) recommends that Earthgrains's stockholders accept the offer and tender their shares pursuant to the offer and approve and adopt the merger agreement. See the "Introduction" to this Offer to Purchase.

If a majority of the shares are tendered and accepted for payment, will Earthgrains continue as a public company?

   No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, Earthgrains no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that Earthgrains common stock will no longer be eligible to be traded through The New York Stock Exchange or other securities exchange, there may not be a public trading market for Earthgrains common stock, and Earthgrains may no longer be required to make filings with the Securities and Exchange Commission or otherwise comply with the SEC rules relating to publicly held companies. See Section 13--"Certain Effects of the Offer."

Will the tender offer be followed by a merger if all of the Earthgrains shares are not tendered in the offer?

   Yes. If we accept for payment and pay for at least a majority of the shares of Earthgrains on a fully diluted basis, SLC Acquisition Corp. will be merged with and into Earthgrains. If that merger takes place, Sara Lee will own all of the shares of Earthgrains and all remaining stockholders of Earthgrains (other than Sara Lee and stockholders properly exercising dissenters' rights) will receive $40.25 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

If I decide not to tender, how will the offer affect my shares?

   If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any dissenters' rights properly exercised under Delaware law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of Earthgrains that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Earthgrains common stock. Also, as described above, Earthgrains may no longer be required to make filings with the Securities and Exchange Commission or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 13--"Certain Effects of the Offer" of this Offer to Purchase.

What is the market value of my shares as of a recent date?

   On June 29, 2001, the last trading day before we announced the acquisition, the last sale price of Earthgrains common stock reported on The New York Stock Exchange was $26.00 per share. On July 2, 2001, the last trading day before we commenced the tender offer, the last sale price of Earthgrains common stock reported on The New York Stock Exchange was $39.82. We encourage you to obtain a recent quotation for shares of Earthgrains common stock in deciding whether to tender your shares. See Section 6--"Price Range of Shares."

Who should I talk to if I have questions about the tender offer?

   You may call Morrow & Co. at (800) 607-0088 (toll free) or J.P. Morgan Securities Inc. at (866) 262-0777 (toll free). Morrow & Co. is acting as the information agent and J.P. Morgan Securities Inc. is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

   To the Holders of Shares of
   Common Stock of The Earthgrains Company

                                 INTRODUCTION

   SLC Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Sara Lee Corporation, a Maryland corporation ("Sara Lee"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of The Earthgrains Company, a Delaware corporation (the "Company"), and the associated rights to purchase preferred stock (the "Rights") issued pursuant to the Rights Agreement, dated as of February 22, 1996, as amended (the "Rights Agreement"), between the Company and Boatmen's Trust Company, as rights agent (the shares of Common Stock and any associated Rights are referred to as the "Shares"), at a price of $40.25 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

   The Offer is being made pursuant to an Agreement and Plan of Merger dated as of June 29, 2001 (the "Merger Agreement"), among Sara Lee, the Purchaser and the Company. The Merger Agreement provides that the Purchaser will be merged with and into the Company (the "Merger ") with the Company continuing as the surviving corporation (the "Surviving Corporation"), wholly owned by Sara Lee. Pursuant to the Merger, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by the Company or Sara Lee or any of their respective subsidiaries, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the Delaware General Corporation Law (the "DGCL")), will be converted into the right to receive $40.25 or any greater per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11--"The Merger Agreement," which also contains a discussion of the treatment of stock options.

   Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Sara Lee or the Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc., as dealer manager ("J.P. Morgan" or "Dealer Manager"), Mellon Investor Services LLC, as depositary (the "Depositary"), and Morrow & Co., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 17--"Fees and Expenses."

   The Board of Directors of the Company (the "Company Board") has unanimously
(i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommends that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt the Merger Agreement.

   UBS Warburg LLC, the Company's financial advisor, has delivered to the Company Board its written opinion, dated June 29, 2001, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the consideration to be received by holders of Shares pursuant to the Offer and the Merger Agreement is fair from a financial point of view to such holders. The full text of UBS Warburg's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders with this Offer to Purchase. Stockholders are urged to read the full text of such opinion carefully and in its entirety.

   The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration date of the Offer that number of Shares that represents at least a majority of then outstanding Shares on a fully diluted basis (the "Minimum Condition") and (ii) the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), the European Community Merger Regulation, as amended, the ("ECMR") and any other comparable provisions under any pre-merger notification laws or regulations of foreign jurisdictions. The Offer is also subject to the satisfaction of certain other conditions. See
Section 15--"Certain Conditions of the Offer."

   For purposes of the Offer, "on a fully diluted basis" means, as of any time, on a basis that includes the number of Shares that are actually issued and outstanding plus the maximum number of Shares that the Company may be required to issue pursuant to obligations under stock options, warrants and other rights or securities convertible into shares of Common Stock, whether or not currently exercisable. The Company has advised Sara Lee that, on July 2, 2001, 42,648,084 Shares were issued and outstanding and 4,925,712 Shares were subject to stock option grants. Neither Sara Lee, the Purchaser nor any person listed on Schedule I hereto beneficially owns any Shares. Accordingly, the Purchaser believes that the Minimum Condition would be satisfied if approximately 23,786,900 Shares were validly tendered and not withdrawn prior to the expiration of the Offer.

   The Merger Agreement provides that, promptly upon the purchase of and payment for Shares pursuant to the Offer, Sara Lee will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the directors designated by Sara Lee pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding (on a fully-diluted basis). The Company has agreed, upon request of the Purchaser, promptly to increase the size of the Company Board, secure the resignations of such number of directors, or any combination of the foregoing, as is necessary to enable Sara Lee designees to be so elected or designated to the Company Board and, in accordance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith, to cause Sara Lee designees to be so elected; provided, however, that until the Effective Time there shall be at least three members of the Company Board who were directors as of the date of the Merger Agreement.

   The Company and the Rights Agent under the Rights Agreement amended the Rights Agreement as of June 29, 2001 to provide, among other things, that (i) neither Sara Lee, the Purchaser nor any of their respective Affiliates or Associates shall become an Acquiring Person (in each case, as such terms are defined in the Rights Agreement) either individually or collectively, (ii) no Distribution Date, Stock Acquisition Date (as defined in the Rights Agreement) or Triggering Event (as defined in the Rights Agreement) shall occur, (iii) no Rights shall separate from the Shares or otherwise become exercisable, (iv) no holder of Rights or any other person shall have any legal or equitable rights, remedy or claim under the Rights Agreement, and (v) no exercise price adjustment shall be made, in each case solely by virtue of (A) the announcement of the Offer, (B) the acquisition of Shares pursuant to the Offer, the Merger or the Merger Agreement, (C) the execution and delivery of the Merger Agreement or (D) the consummation of the Offer, the Merger or any of the other transactions set forth in the Merger Agreement.

   The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Sara Lee and the Purchaser have agreed to vote their Shares in favor of the approval and adoption of the Merger Agreement. See Section 11--"The Merger Agreement."

   This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                               THE TENDER OFFER

1. Terms of the Offer.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all

Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4--"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, July 31, 2001, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

   The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15--"Certain Conditions of the Offer." Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition). If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended or (iv) amend the offer.

   The Purchaser has agreed that, without the prior written consent of the Company, it will not make any change to the Offer that (i) waives, reduces or amends the Minimum Condition, (ii) decreases the price per Share payable in the Offer, (iii) changes the form of consideration to be paid in the Offer,
(iv) decreases the number of Shares to be purchased in the Offer, (v) imposes conditions to the Offer in addition to the conditions set forth in Section 15--"Certain Conditions of the Offer," or (vi) makes any other changes in conditions of the Offer that are in any manner adverse to the holders of Shares.

   Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled Expiration Date if any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares are not satisfied or, to the extent permitted by the Merger Agreement, waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer or (iii) increase the Offer Price and extend the Offer to the extent required by law in connection with such increase.

   The Merger Agreement provides that if, at the scheduled Expiration Date of the Offer, (i) any applicable waiting period under each of the HSR Act, the ECMR, and any other comparable provisions under any pre-merger notification laws or regulations of foreign jurisdictions has not expired or been terminated or (ii) (A) any of the events set forth in clause (c) of Section 15--"Certain Conditions of the Offer" shall have occurred and be continuing (unless such condition has been waived by the Purchaser) or (B) any of the events set forth in clause (a) or (b) of Section 15--"Certain Conditions of the Offer" shall have occurred and be continuing and Sara Lee and Parent shall be contesting such event to the extent required by the Merger Agreement (unless such conditions are waived by the Purchaser), Purchaser will extend the Offer from time to time until March 31, 2002 (or June 30, 2002 in the event that there is issued a "second request" under the HSR Act or commenced a "second phase investigation" under ECMR or similar request or investigation is made in connection with the review by any Governmental Entity (as defined in Section 15--"Certain Conditions of the Offer") of the transactions contemplated by the Merger Agreement under any comparable law of foreign jurisdictions).

   The Merger Agreement also provides that, if the Minimum Condition is satisfied and the Purchaser purchases Shares in the Offer, the Purchaser may, in its sole discretion, provide a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (iii) the Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to Expiration Date (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In the event that the Purchaser elects to provide a Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date.

   Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the conditions set forth in Section 15 have not been satisfied, (ii) to waive any condition to the Offer (other than the Minimum Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

   The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

   If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under
Section 4--"Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15--"Certain Conditions of the Offer," the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act, the ECMR and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions. See Section 16--"Certain Legal Matters; Regulatory Approvals."

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (ii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under the Offer hereof, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4--"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

   Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

   Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share

Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

   For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other "eligible grantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  (i)  such tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

   Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (ii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

   The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

   Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign stockholders should complete and sign a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4. Withdrawal Rights.

   Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 31, 2001.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

   If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

   Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during the Subsequent Offering Period (if any) by following one of the procedures described in Section 3--"Procedures for Accepting the Offer and Tendering Shares."

   No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1--"Terms of the Offer."

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain United States Federal Income Tax Consequences.

   The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

   Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

   The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20%. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

   A stockholder whose Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3--"Procedures for Accepting the Offer and Tendering Shares."

6. Price Range of Shares; Dividends.

   The Shares trade on The New York Stock Exchange under the symbol "EGR." The following table sets forth, for the periods indicated, the high and low sale prices per Share as well as the dividends paid to stockholders for the periods indicated. The Rights trade together with the Common Stock. Share prices are as reported on The New York Stock Exchange based on published financial sources.

                                                              Common Stock
                                                         -----------------------
                                                          High   Low   Dividends
                                                         ------ ------ ---------
Twelve Months Ended March 28, 1999:
  First Quarter......................................... $30.13 $21.44   $.025
  Second Quarter........................................ $35.00 $26.75   $ .04
  Third Quarter......................................... $37.25 $28.69   $ .04
  Fourth Quarter........................................ $32.25 $20.50   $ .04
Fiscal Year 1999-2000:
  First Quarter......................................... $25.38 $20.13   $ .04
  Second Quarter........................................ $29.00 $23.50   $ .05
  Third Quarter......................................... $24.44 $15.31   $ .05
  Fourth Quarter........................................ $16.44 $13.31   $ .05
Fiscal Year 2000-2001
  First Quarter......................................... $21.00 $13.50   $ .05
  Second Quarter........................................ $21.94 $16.44   $ .06
  Third Quarter......................................... $24.00 $14.94   $ .06
  Fourth Quarter........................................ $21.20 $15.13   $ .06
Fiscal Year 2001-2002:
  First quarter (through July 2)........................ $39.82 $19.74   $ .06

   On June 29, 2001, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on The New York Stock Exchange was $26.00 per Share. On July 2, 2001, the last full day of trading before the commencement of the Offer, the closing price of the Shares on The New York Stock Exchange was $39.82 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

   General. The Company is a Delaware corporation with its principal offices located at 8400 Maryland Avenue, St. Louis, Missouri 63105. The telephone number for the Company is (314) 259-7000. According to the Company's Form 10-K for the fiscal year ended March 27, 2001, the Company is an international manufacturer, distributor and consumer marketer of packaged fresh bread and baked goods and refrigerated dough products. The Company's operations are divided into two principal businesses: bakery products and refrigerated dough products.

   Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov/). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

   Summary Financial Information. Set forth below is certain summary financial information for the Company and for its last two fiscal years as excerpted from the Company's Annual Reports on Form 10-K for the periods ended March 28, 2000 and March 27, 2001. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

                                                                2001     2000
                                                              -------- --------
   Operating Data
     Net sales............................................... $2,582.1 $2,039.3
     Operating income........................................    102.9    110.1
     Net earnings............................................     17.4     54.5
     Basic net earnings/share................................     0.30     1.34
     Diluted net earnings/share..............................     0.30     1.30
   Balance Sheet Data
     Total assets............................................ $2,255.9 $2,339.8
     Total liabilities.......................................  1,597.4  1,684.6
     Shareholder equity......................................    658.5    654.9

   Certain Projections. The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Sara Lee's review of the transactions contemplated by the Merger Agreement, the Company provided Sara Lee with certain projected financial information concerning the Company. Sara Lee analyzed the information in the projections, certain publicly available information and additional information obtained in Sara Lee's due diligence review of the Company, along with Sara Lee's own estimates of potential cost savings and benefits in evaluating the Offer and the Merger. The projections provided to Sara Lee by the Company included, among other things, the following forecasts of the Company's net sales; earnings before interest, taxes, depreciation and amortization; net income; and net income per share, respectively (in millions, except per share data): $2,707, $340.5, $68.5, and $1.61 in fiscal 2002,
$2,817, $370.2, $87.8 and $2.04 in fiscal 2003; $2,913, $393.4, $105.2 and
$2.42 in fiscal 2004; $3,021, $417.8, $123.0 and $2.80 in fiscal 2005; and
$3,128, $433.3, $135.8 and $3.15 in fiscal 2006. These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above.

   It is the understanding of Sara Lee and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Sara Lee and the Purchaser. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections.

   The Company has advised the Purchaser and Sara Lee that its internal financial forecasts (upon which the projections provided to Sara Lee and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Sara Lee and the Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company, all of which are difficult to predict, many of which are beyond the Company's control, and none of which is subject to approval by Sara Lee or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Sara Lee, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Sara Lee, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them has or intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

   Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither the Purchaser nor Sara Lee has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither the Purchaser nor Sara Lee takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Purchaser or Sara Lee.

8. Certain Information Concerning Sara Lee and the Purchaser.

   General. Sara Lee is a Maryland corporation with its principal offices located at Three First National Plaza, Chicago, Illinois, 60602. The telephone number of Sara Lee is (312) 726-2000. Sara Lee Corporation is a global manufacturer and marketer of brand-name products for consumers throughout the world. Sara Lee has operations in more than 40 countries and markets branded consumer products in more than 170 nations. Sara Lee has three major global business segments-Sara Lee Food and Beverage, Intimates and Underwear, and Household Products.

   The Purchaser is a Delaware corporation with its principal offices located at Three First National Plaza, Chicago, Illinois, 60602. The telephone number of the Purchaser is (312) 726-2000. The Purchaser is a wholly owned subsidiary of Sara Lee. The Purchaser was formed for the purpose of making a tender offer for all of the common stock of the Company.

   The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Sara Lee and the Purchaser and certain other information are set forth in Schedule I hereto.

   Except as described in this Offer to Purchase, (i) none of Sara Lee, the Purchaser nor, to the best knowledge of Sara Lee and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Sara Lee or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Sara Lee, the Purchaser nor, to the best knowledge of Sara Lee and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

   Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Sara Lee, the Purchaser nor, to the best knowledge of Sara Lee and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

   Except as set forth in this Offer to Purchase, none of Sara Lee, the Purchaser nor, to the best knowledge of Sara Lee and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Sara Lee or any of its subsidiaries or, to the best knowledge of Sara Lee, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

   Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Sara Lee and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Sara Lee is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Sara Lee filings are also available to the public on the SEC's Internet site (http://www.sec.gov/). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9. Source and Amount of Funds.

   The Offer is not conditioned upon any financing arrangements.

   Sara Lee and the Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $1.8 billion. The Purchaser expects to obtain the funds necessary to consummate the Offer and the Merger from Sara Lee. Sara Lee has received a letter from J.P. Morgan Securities Inc. and The Chase Manhattan Bank ("Chase") providing for the structure, arrangement and syndication of senior unsecured loans (the "Loans") pursuant to a commitment from Chase, either on a revolving credit or a competitive advance basis, of up to $3.0 billion, the initial proceeds of which will be used to acquire Shares in the Offer and the Merger or to provide liquidity in connection with the issuance and sale of commercial paper, to refinance certain outstanding debt of the Company, to pay any related fees and expenses and for general corporate purposes. The Loans will be in the form of a 364-day Revolving Credit Facility and a separate Bridge Revolving Credit Facility, each in an aggregate maximum principal amount of $1.5 billion. Each of the facilities will be an unsecured senior credit facility and will contain usual and customary affirmative and negative covenants and a financial covenant relating to interest coverage. Events of Default will include (i) failure to pay principal, interest, fees or other amounts, (ii) material inaccuracy of representations and warranties, (iii) breach of covenants, (iv) bankruptcy events, (v) cross default, (vi) certain ERISA matters, (vii) certain judgments and (viii) change in control events, which will be defined in the final documents for the Loans. Interest rates for Loans which are revolving credit Loans will be Adjusted LIBOR (which will at all times include statutory reserves) or the Adjusted Base Rate (defined as the higher of Chase's Prime Rate and the Federal Funds Effective Rate plus 0.5%), at the election of Sara Lee, in the case of Adjusted LIBOR plus spreads depending upon a schedule of certain specified Standard & Poor's and Moody's Investor Services ratings of Sara Lee. Interest rates for Loans which are competitive advance Loans will be set in an auction process. Sara Lee may elect periods of one, two, three or six months for Adjusted LIBOR borrowings under the Loans.

   It is expected that the Loan documents will be negotiated while the Offer is outstanding and signed on or before the Expiration Date. No alternate financing plans exist.

10. Background of the Offer; Past Contacts or Negotiations with the Company.

   In May 2000, Sara Lee announced plans to reshape its business and to look for opportunities to acquire companies that would enhance its three major global businesses, including its food and beverage business. In connection with this plan, in early April 2001, Steve McMillan, President and Chief Executive Officer of Sara Lee, telephoned Barry Beracha, Chairman and Chief Executive Officer of the Company, to request a meeting where the two might discuss business opportunities between Sara Lee and the Company.

   On April 30, Mr. McMillan met with Mr. Beracha in St. Louis to discuss business opportunities, including a possible acquisition of the Company by Sara Lee. On May 1, Mr. McMillan met with Blair Effron of UBS Warburg LLC, in Chicago to discuss a potential transaction with the Company.

   On May 22, Mr. McMillan met with Mr. Beracha in New York and they agreed that the Company would provide to Sara Lee additional information and management presentations regarding the Company during the following month to permit Sara Lee to further evaluate a possible acquisition. Mr. Beracha and Mr. McMillan also discussed the significant terms of any transaction, including valuation, the headquarters of the Company after the consummation of a transaction and management issues.

   On May 29, Mr. McMillan met with Mr. Effron in New York to further discuss a possible acquisition. On the same day, Sara Lee and the Company entered into a confidentiality agreement relating to the discussions among their management and advisors.

   On June 6, 2001, in connection with continuing discussions relating to a potential merger, members of the Company's management made a presentation to management of Sara Lee concerning the Company, its current and historic financial performance and prospects. Additional meetings between certain members of the Company's management and Sara Lee's management occurred on June 8 regarding potential cost synergies in connection with a transaction.

   Between June 7 and June 27, Sara Lee and its representatives reviewed and discussed with management of the Company the business and financial condition of the Company and undertook its legal due diligence of the Company.

   On June 19, counsel for Sara Lee provided a draft of a merger agreement to counsel for the Company. Between June 23 and June 29, representatives of Sara Lee and the Company negotiated the provisions of the proposed merger agreement.

   On June 28, the Board of Directors of Sara Lee unanimously approved the transaction and authorized proceeding with the Offer, the Merger and the transactions contemplated thereby. Following the meeting Mr. McMillan met with Mr. Beracha in St. Louis. At that meeting, Mr. McMillan proposed to Mr. Beracha a price of $40.25 in cash for each outstanding Share.

   On June 29, the Company Board unanimously approved the merger, determined it to be fair to, and in the best interests of, the stockholders of the Company and agreed to recommend it to its stockholders. Later that day, the Merger Agreement was executed by Sara Lee, the Purchaser and the Company.

   On July 2, Sara Lee and the Company each issued press releases announcing the transaction.

   On July 3, the Purchaser commenced the Offer.

   During the Offer, Sara Lee and the Purchaser intend to have ongoing contacts with the Company and its directors, officers and stockholders.

11. The Merger Agreement.

   The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

   The Offer. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15--"Certain Conditions of the Offer."

   Directors. The Merger Agreement provides that promptly upon the purchase of and payment for Shares pursuant to the Offer, Sara Lee will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (i) the total number of directors on the Company Board (giving effect to the directors designated by Sara Lee pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding (on a fully-diluted basis). The Company, at Sara Lee's request, must either take all actions necessary to promptly increase the size of the Company Board, secure the resignations of such number of directors or any combination of the foregoing, as is necessary to enable Sara Lee designees to be elected or designated to the Company's Board and will cause Sara Lee designees to be so elected or designated. The Company's obligations relating to the Company Board are subject to Section 14(f) of the Exchange Act and Rule 14f-1 under the Exchange Act.

   Each of Sara Lee, the Purchaser and the Company agrees to use its reasonable best efforts to ensure that at least three of the members of the Company Board are, at all times before the Effective Time, directors of the Company who were members of the Company Board on the date of the Merger Agreement (the "Continuing Directors"). If, however, there are in office fewer than three Continuing Directors for any reason, the Company Board will take all action necessary to cause a person designated by the remaining Continuing Directors to fill such vacancy, which person shall be deemed to be a Continuing Director, or if no Continuing Directors remain, the other directors of the Company then in office will designate two persons to fill the vacancies who are not officers or employees or affiliates of the Company, Sara Lee or the Purchaser or any of their respective subsidiaries or affiliates and such persons will be deemed to be Continuing Directors.

   Following the election or appointment of Sara Lee's designees to the Company Board and until the Effective Time, the approval of a majority of the Continuing Directors will be required to authorize any: (i) termination of the Merger Agreement by the Company; (ii) amendment of the Merger Agreement by the Company Board; (iii) extension by the Company of time for performance of any obligation or action under the Merger Agreement by Sara Lee or the Purchaser;
(iv) waiver by the Company of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company or its stockholders; (v) consent by the Company Board under the Merger Agreement, or (vi) other action of the Company under the Merger Agreement or in connection with the transactions contemplated by the Merger Agreement that adversely affects the holders of Shares (other than Sara Lee and the Purchaser).

   The Merger. The Merger Agreement provides that not later than the later of
(i) as soon as practicable (taking into consideration the exercise of Options (as defined below) (but in no event later than five business days) after the expiration of the Offer (or the expiration of any "subsequent offering period" if the Purchaser elects to provide such a "subsequent offering period") and
(ii) the second business day after satisfaction or waiver of all of the conditions set forth in the Merger Agreement. At the Effective Time, the Purchaser will be merged with and into the Company with the Company being the surviving corporation in the Merger (the "Surviving Corporation"). Following the Merger, the separate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Sara Lee.

   If required by the DGCL, the Company will call and hold a meeting of its stockholders promptly following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by Sara Lee or the Purchaser or any other subsidiary of Sara Lee will be voted in favor of approval of the Merger Agreement.

   Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by Sara Lee or any of its subsidiaries or by the Company or any of its subsidiaries, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the DGCL) will be converted into the right to receive the Merger Consideration. Stockholders who perfect their dissenters' rights under the DGCL will be entitled to the amounts determined pursuant to such proceedings.

   Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Sara Lee and the Purchaser, including representations relating to: organization; subsidiaries and affiliates; capitalization; corporate authorizations; board approvals; vote required; consents and approvals, no violations; SEC filings; financial statements; absence of certain changes; absence of undisclosed liabilities; litigation; employee benefit plans; taxes; contracts; real and personal property; intellectual property; labor; compliance with laws; condition of assets; customers and suppliers; environmental matters; the opinion of the Company's financial advisor; insurance; brokers and investment bankers; and the Rights Agreement.

   Certain representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality," "Company Material Adverse Effect" or "Company Material Adverse Change." For purposes of the Merger Agreement and this Offer to Purchase, the term "Company Material Adverse Effect" or "Company Material Adverse Change" means any change, event or effect, as the case may be, that is materially adverse to (i) the business, operations, properties (including intangible properties), financial condition, results of operations, assets or liabilities of the Company and its subsidiaries, taken as a whole, or (ii) the Company's ability to consummate each of the transactions contemplated by the Merger Agreement; provided, that in no event shall any of the following (alone or in combination with another event identified in this proviso) be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any change, event, violation, inaccuracy, circumstance or effect that results from or arises out of the public announcement or pendency of the Offer, the Merger or the other transactions contemplated in the Merger Agreement.

   Pursuant to the Merger Agreement, Sara Lee and the Purchaser have made customary representations and warranties to the Company, including representations relating to: organization; corporate authorizations; consents and approvals, no violations; brokers and financing. Certain representations and warranties in the Merger Agreement made by Sara Lee and the Purchaser are qualified as to "materiality."

   Company Conduct of Business Covenants. The Merger Agreement provides that, except as expressly contemplated by the Merger Agreement, required by applicable law, or consented to in writing by Sara Lee (which consent will not be unreasonably withheld or delayed) after the date of the Merger Agreement, and prior to the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the time the designees of Sara Lee constitute a majority of the Company Board:

  (a) the business of the Company and it subsidiaries will be conducted only in the ordinary course of business consistent with past practice, and each of the Company and its subsidiaries will use its reasonable efforts to preserve its present business organization intact and maintain good relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it;

  (b) the Company will not, directly or indirectly, (i) except upon exercise of the options or other rights to purchase Shares pursuant to the option plan outstanding on the date of the Merger Agreement or for the issuance of Shares pursuant to the terms of Options outstanding under the plans in effect on the date of the Merger Agreement, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its subsidiaries beneficially owned by it, (ii) amend its Certificate of Incorporation or Bylaws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of the Company;

  (c) neither the Company nor any of its subsidiaries will: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except, with respect to the Company, for regular quarterly dividends in an amount not to exceed $0.07 per Share; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire, any shares of capital stock of the Company or any of its subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of the Options outstanding on the date of the Merger Agreement; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, or incur or modify any material indebtedness or other liability, other than in the ordinary course of business consistent with past practice; or (iv) redeem, purchase or otherwise acquire any shares of its capital stock, or any instrument which includes a right to acquire such shares except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares of Common Stock issued upon exercise of Options granted under the option plan;

  (d) neither the Company nor any of its subsidiaries will change the compensation or benefits payable or to become payable to any of its officers, directors or employees (other than increases in wages to employees who are not directors or affiliates, in the ordinary course of business consistent with past practice, as required by any collective bargaining agreement), enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees or affiliates or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise, other than such actions taken in the ordinary course of business consistent with past practice;

  (e) neither the Company nor any of its subsidiaries will pay or arrange for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or make any arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer or employee, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

  (f) the Company will not, in any material respect, modify, amend or terminate any of its material agreements, and neither the Company nor any of its subsidiaries will waive, release or assign any material rights or claims under any such agreements;

  (g) neither the Company nor any of its subsidiaries will permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Sara Lee;

  (h) neither the Company nor any of its subsidiaries will (i) incur or assume any long-term indebtedness or any short-term indebtedness (which will not include trade payables) (except for short-term indebtedness for working capital in the ordinary course of business not to exceed $50,000,000 in the aggregate); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than in an immaterial amount; (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in an immaterial amount; (iv) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; or (v) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate);

  (i) neither the Company nor any of its subsidiaries will enter into or modify any collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement other than in the ordinary course of business;

  (j) the Company and each of its subsidiaries will timely and properly file, or timely and properly file requests for extensions to file, all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision for the payment of all taxes owed by them;

  (k) the Company will not waive, amend or otherwise alter the Rights Agreement or redeem the Rights;

  (l) neither the Company nor any of its subsidiaries will change any of the accounting methods used by it except for such changes required by GAAP or make any tax election or change any tax election already made, adopt any tax accounting method, change any tax accounting method, enter into any closing agreement or settle any material claim or material assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

  (m) neither the Company nor any of its subsidiaries will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

  (n) neither the Company nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

  (o) neither the Company nor any of its subsidiaries will take, or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions to the Merger or any of the conditions to the Offer not being satisfied, or would make any representation or warranty of the Company in the Merger Agreement inaccurate in any material respect at or prior to the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation;

  (p) neither the Company nor any of its subsidiaries will make any capital expenditure which is not in all material respects in accordance with the annual budget for the fiscal year 2002; and

  (q) neither the Company nor any of its subsidiaries will enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

   The Merger Agreement does not prohibit any wholly-owned direct or indirect subsidiary of the Company from paying cash dividends or making other cash distributions to the Company or any wholly-owned direct or indirect subsidiary of the Company in the ordinary course of business consistent with the Companys's cash management procedures.

   No Solicitation. The Company agreed to immediately cease any and all existing discussions, negotiations and communications with any person with respect to any Acquisition Proposal (as defined below). Except as provided in the Merger Agreement with respect to a Superior Proposal, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, the Company will not and it will not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or which may be reasonably likely to lead to any third-party Acquisition Proposal or (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any person (other than Sara Lee or any of its affiliates or representatives) relating to any Acquisition Proposal. Notwithstanding the foregoing, the Merger Agreement does not prevent the Company or the Company Board from (i) in the event of an unsolicited Acquisition Proposal, requesting from the third party such information as may be reasonably necessary for the Company Board to inform themselves as to the material terms of such Acquisition Proposal for the sole purpose of determining whether such Acquisition Proposal constitutes a Superior Proposal, provided, that the Company Board has determined, in good faith after being advised by outside legal counsel, that taking such action with respect to an Acquisition Proposal from such third party is necessary in order for the Company Board to discharge its fiduciary duties under applicable law and upon receipt of such information requested from the third party, neither the Company nor any of its representatives will be permitted to engage in any further discussion or negotiations with any such third party in violation of the Merger Agreement, (ii) taking (and disclosing to the Company's stockholders) its position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (iii) making such disclosure to the Company's stockholders as in the good-faith judgment of the Company Board, after receipt of advice from outside legal counsel to the Company, that such disclosure is necessary for the Company Board to comply with its fiduciary duties under applicable law. As used in the Merger Agreement, "Acquisition Proposal" means any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company.

   Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in its confidentiality agreement with Sara Lee (other than with respect to any standstill provision contained therein), and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if, but only if, (i) such Acquisition Proposal is reasonably likely to be consummated (taking into account the legal aspects of the proposal, the person making the Acquisition Proposal and approvals required in connection therewith);

(ii) such entity or group has on an unsolicited basis, and in the absence of any violation of these restrictions by the Company, submitted a bona fide, fully financed, written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from the Company's financial advisors, is more favorable than the Offer to the Company's stockholders from a financial point of view, and
(iii) in the good faith opinion of the Company Board, after consultation with outside legal counsel to the Company, providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its stockholders and necessary in order for the Company Board to discharge its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (i), (ii) and (iii) is referred to in the Merger Agreement as a "Superior Proposal"). The Company shall promptly, and in any event within two business days following receipt of a Superior Proposal and prior to providing any such party with any material non-public information, notify the Company of the receipt of the same. The Company shall promptly provide to Sara Lee any material non-public information regarding the Company provided to any other party which was not previously provided to Sara Lee, such additional information to be provided no later than the date its is provided to the other party.

   The Merger Agreement provides that neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the transactions contemplated by the Merger Agreement, to Sara Lee or to the Purchaser, the approval or recommendation by the Company Board of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal (an "Acquisition Agreement"), in each case at any time after the third business day following the Company's delivery to Sara Lee of written notice advising Sara Lee that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. The Company may not enter into an agreement with respect to a Superior Proposal unless the Company complies with the procedures for terminating the Merger Agreement described below.

   The Company may terminate the Merger Agreement and enter into an Acquisition Agreement with respect to a Superior Proposal, if, prior to any such termination, (i) the Company has provided Sara Lee with written notice that it intends to terminate the Merger Agreement to enter into a Superior Proposal, identifying the Superior Proposal and the parties thereto and delivering a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (ii) within a period of three business days following the delivery of this notice, Sara Lee does not propose adjustments in the terms and conditions of the Merger Agreement and the Company shall have caused its financial and legal advisors to negotiate with Sara Lee in good faith such proposed adjustments in the terms and conditions of the Merger Agreement which the Company Board determines in its good faith judgment (after receiving the advice of its financial advisor) to be as favorable to the Company's stockholders as such Superior Proposal, and (iii) at least three full business days after the Company has provided the notice referred to above, the Company delivers to Sara Lee (A) a written notice of termination of the Merger Agreement and (B) a wire transfer of immediately available funds in the amount of the termination fee described below.

   The Merger Agreement also provides that the Company agrees to promptly notify Sara Lee of any inquiry or request for negotiations or discussions in connection with an Acquisition Proposal. The Company also may not terminate, amend, modify or waive any standstill or confidentiality agreements between the Company and any other party entered into prior to the date of the Merger Agreement.

   Insurance and Indemnification. The Merger Agreement provides that, for a period of six years after the Effective Time, Sara Lee will, or will cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former directors and officers of the Company and its subsidiaries, and persons who become any of the foregoing prior to the Effective Time (each an "Indemnified Party") against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel) and judgments, fines, losses, claims, liabilities and amounts paid in settlement arising out of or in connection with any claim, action, suit, proceeding, or investigation, whether criminal, civil, administrative or investigative, arising out of any acts or omissions occurring at or prior to the

Effective Time (including the transactions contemplated by the Merger Agreement). Sara Lee is not required to indemnify any Indemnified Party if it is determined that the Indemnified Party acted in bad faith and not in a manner such party believed to be in or not opposed to the best interests of the Company. Sara Lee will also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom such advances are made provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

   The Merger Agreement provides that Sara Lee or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than three years after the Effective Time. Sara Lee may, however, substitute policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Sara Lee or the Surviving Corporation will use reasonable best efforts to obtain substantially similar D&O Insurance. In no event, however, will Sara Lee be required to pay aggregate premiums for such insurance in excess of 150% of the average of the aggregate premiums paid by the Company in 1998, 1999 and 2000 on an annualized basis for such purpose (the "Average Premium"). If Sara Lee or the Surviving Corporation is unable to obtain the amount of insurance required for such Average Premium, Sara Lee or the Surviving Corporation must obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the Average Premium.

   Consents and Approvals. The Merger Agreement provides that Sara Lee, the Purchaser and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger Agreement, including furnishing all information required under the HSR Act, under the ECMR and in connection with approvals of or filings with any other Governmental Entity and will promptly cooperate with and, subject to such confidentiality agreements as may be reasonably necessary or requested, furnish information to each other or their counsel in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that each of the Company, Sara Lee and the Purchaser will, and will cause their respective subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Sara Lee, the Purchaser, the Company or any of their respective subsidiaries in connection with the transactions contemplated by the Merger Agreement or the taking of any action contemplated by the Merger Agreement.

   The Merger Agreement provides that each of the Company, the Purchaser and Sara Lee will take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act, under the ECMR or under comparable merger notification laws under foreign jurisdictions, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice or any authorities of such other foreign jurisdictions for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust or competition matters. Sara Lee, the Purchaser and the Company further agree to cooperate and to take promptly any and all commercially reasonable steps to resolve any issues arising under the HSR Act, the ECMR or any other comparable laws of foreign jurisdictions so as to enable the parties to expeditiously close the transactions contemplated by the Merger Agreement. If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any of the transactions contemplated by the Merger Agreement as violative of any such laws, Sara Lee, the Purchaser and the Company will cooperate in all respects with each other and use their respective reasonable best efforts to contest and resist any such action or proceeding so as to permit consummation of the transactions contemplated by the Merger Agreement, including defending against any litigation brought by a Governmental Entity seeking to prevent the consummation of the transactions. Notwithstanding the foregoing or any other covenant in the Merger Agreement, in connection with the receipt of any necessary approvals under the HSR Act, the ECMR or any other comparable laws of foreign jurisdictions, neither Sara Lee nor the Company will be required to divest or hold separate or otherwise take or commit to take any action that limits Sara Lee's or the Company's freedom of action with respect to, or their ability to retain, the Company or any material portions thereof or any of the businesses, product lines, material properties or material assets of the Company or Sara Lee.

   The Merger Agreement also provides that the parties will use reasonable best efforts to obtain in a timely manner all other necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement. However, no party is required to waive or exercise any right that is waivable or exercisable in the party's sole discretion.

   Employee Stock Options and Other Employee Benefits. The Merger Agreement provides that, prior to the Effective Time, the Company shall have taken all necessary actions so that at the Effective Time, each unexpired and unexercised stock option under the Company's option plan, or otherwise granted by the Company outside of such option plan (the "Options"), will be assumed by Sara Lee as of the Effective Time. At the Effective Time, each Option will be automatically converted into an option (the "New Parent Option") to purchase common stock, par value $0.01 per share, of Sara Lee (the "Parent Common Shares"). With respect to each such New Parent Option (i) the number of Parent Common Shares subject to such New Parent Option will be determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by the Option Exchange Ratio (as defined below), and rounding any fractional share up to the nearest whole share (except as otherwise required by law), and (ii) the per share exercise price of such New Parent Option will be determined by dividing the exercise price per share specified in the Option by the Option Exchange Ratio, and rounding the exercise price thus determined up to the nearest whole cent. New Parent Options will otherwise be subject to the same terms and conditions as such Option. The "Option Exchange Ratio" means the Offer Price divided by the average of the closing prices per Parent Common Share as reported on the New York Stock Exchange composite transactions reporting system for each of the ten consecutive trading days in the period ending five days prior to the Effective Time. For the purposes of its employee benefit plans, Sara Lee will cause such plans to waive any preexisting condition which was waived under the terms of any of the Company's employee benefit plans immediately prior to the closing of the Merger or waiting period limitation which would otherwise be applicable to a Company employee on or after the closing of the Merger.

   Pursuant to the Merger Agreement, Sara Lee has agreed (i) from the Effective Time through and including December 31, 2002, that the Company employees will be provided with salary and employee benefit plans (other than plans providing for retiree medical benefits, incentive pay plans, plans involving the issuance of equity and plans that provide for payments or benefits upon a change in control) that are no less favorable in the aggregate than the benefits currently provided by the Company or any of its subsidiaries, provided, however, that during such period, the employees of the Company will be provided with salary and benefits that are no less favorable in the aggregate than the benefits, including, but not limited to, retiree medical benefits, provided by Sara Lee to its similarly-situated employees (except in the case of employees covered by a collective bargaining agreement who shall be subject to the applicable collective bargaining agreement); (ii) to cause the Company to honor all agreements and arrangements with respect to any current and former employees, officers and directors of the Company or its subsidiaries; (iii) to recognize time served with the Company or any of its subsidiaries for all purposes under the applicable benefit plans of Sara Lee or its subsidiaries (but not for level of benefit accrual under any defined benefit plans or as would result in duplication of benefits); and (iv) to cause the Company to provide to any employee terminated on or before December 31, 2002 severance benefits on terms and conditions and in amounts that are not less favorable than those provided by the Company. The Company also agrees to use its best efforts to eliminate, prior to the Effective Time, any requirement for funding a rabbi trust in connection with a change of control of the Company.

   Conditions to the Merger. The Merger Agreement provides that the obligations of Sara Lee, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time, any and all of which may be waived in whole or in part by Sara Lee, the Purchaser and the Company:

  (a) If required under the DGCL, the Certificate of Incorporation or Bylaws of the Company, the approval of the Merger by the requisite vote of the Company's stockholders shall have been obtained.

  (b) The absence of any injunction or action entered by any Governmental Entity which prohibits the consummation of the Merger.

  (c)  The Purchaser shall have purchased Shares pursuant to the Offer.

   Neither Sara Lee nor the Purchaser may invoke the last condition if the Purchaser has failed in violation of the terms of the Merger Agreement or the Offer to purchase Shares tendered and not withdrawn.

   Termination. The Merger Agreement may be terminated at any time prior to the Effective Time:

  (a) any time before the Effective Time, whether before or after stockholder approval, by mutual written consent of Sara Lee and the Company;

  (b) by either Sara Lee or the Company (i) if, prior to the purchase of the Shares in the Offer, a court of competent jurisdiction or other Governmental Entity has issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement, (ii) if the Offer expires without any Shares being purchased, or (iii) if the Offer has not been consummated by March 31, 2002; provided, however, that in the event that there is issued a "second request" under the HSR Act or commenced a "second phase investigation" under ECMR or similar request or investigation is made in connection with the review by any Governmental Entity of the transactions contemplated by the Merger Agreement under any comparable law of foreign jurisdictions, such date shall be extended to June 30, 2002; provided further, however, that the right to terminate the Merger Agreement pursuant to clause (ii) or (iii) above will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated by such date;

  (c) by Sara Lee, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Company Board withdraws, modifies, or changes its recommendation in respect of the Merger Agreement, the Offer or the Merger in a manner adverse to the transactions contemplated by the Merger Agreement, to Sara Lee or to the Purchaser, (ii) the Company Board has recommended any proposal other than by Sara Lee or the Purchaser in respect of an Acquisition Proposal, (iii) the Company Board fails to affirm its recommendation in respect of the transactions contemplated by the Merger Agreement within five days of a request to do so by Sara Lee, (iv) the Company violates or breaches any of its non-solicitation obligations described above, or (v) the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) described below in Section 15--"Certain Conditions of the Offer" and
       (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or

  (d)  by the Company (i) to accept a Superior Proposal as described above,
       (ii) if the Purchaser shall have failed to commence the Offer within 7 business days following the date of the Merger Agreement, unless such failure to commence the Offer is due to any action or failure to act on the part of the Company or (iii) if, at any time prior to the purchase of the Shares in the Offer, Sara Lee or the Purchaser shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in the Merger Agreement and such breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Sara Lee.

   Fees and Expenses. If Sara Lee terminates the Merger Agreement (x) pursuant to paragraph (c) parts (i)-(iv) above under "-Termination" or (y) pursuant to paragraph (b) part (ii) or (iii) above under "-Termination" and at the time of such termination there is an outstanding Acquisition Proposal and within 9 months following such termination, the Company executes a definitive agreement with respect to an Acquisition Proposal or another person becomes the beneficial owner of more than 15% of the Shares, then the Company must pay Sara Lee promptly a termination fee of $67 million. In the case of a termination pursuant to part (y) above, the termination fee must be made on the date the definitive agreement is executed and delivered or the date such person becomes the beneficial owner of such Shares. The Company must pay Sara Lee the termination fee prior to such termination if the Company terminates the Agreement pursuant to paragraph (d) part (i) above under "-Termination."

   Amendment. The Merger Agreement may be amended by written agreement of the parties, but, after the purchase of Shares pursuant to the Offer, any amendment must be approved by a majority of the Continuing Directors as described above and, after the approval of the Merger Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without obtaining such further approval.

12. Purpose of the Offer; Plans for the Company.

   Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

   The Company Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

   If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the Company stockholders' meeting without the affirmative vote of any other stockholder. If the Purchaser acquires at least 90% of then outstanding Shares pursuant to the Offer, the Merger may be consummated without a stockholder meeting and without the approval of the Company's stockholders. The Merger Agreement provides that the Purchaser will be merged into the Company and that the certificate of incorporation and bylaws of the Company will be the certificate of incorporation and bylaws of the Surviving Corporation following the Merger.

   Under the DGCL, holders of Shares do not have dissenters' rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under the DGCL. Dissenting stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

   Plans for the Company. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Sara Lee currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement regarding the presence of at least three Continuing Directors on the Company Board until the Effective Time. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

   Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. The Merger Agreement provides that, for a period of at least two years after the Effective Date, the Company's executive headquarters will remain in St. Louis, Missouri. Sara Lee will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Sara Lee intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's baked goods potential in conjunction with Sara Lee's existing food and beverage business.

   Except as described above or elsewhere in this Offer to Purchase, the Purchaser and Sara Lee have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13. Certain Effects of the Offer.

   Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

   Stock Quotation. The Shares are listed on The New York Stock Exchange (the "NYSE"). According to the published guidelines of the NYSE, the Shares might no longer be eligible for listing on the NYSE if, among other things, the number of publicly held Shares falls below 600,000 or the number of record holders falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months). Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered to be publicly held for this purpose.

   If the Shares cease to be listed on the NYSE, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

   Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on the NYSE. Sara Lee and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. Dividends and Distributions.

   As discussed in Section 11, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of Sara Lee, the Company will not, and will not allow its subsidiaries to, repatriate funds, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock, except for (i) with respect to the Company, regular quarterly dividends in an amount not to exceed $0.07 per Share and (ii) certain cash payments or other cash distributions by wholly owned subsidiaries of the Company to the Company or one of its subsidiaries.

15. Certain Conditions of the Offer.

   Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if by the expiration of the Offer (as it may be extended in accordance with the requirements of the Merger Agreement), (i) the Minimum Condition shall not be satisfied, (ii) the applicable waiting periods under the HSR Act, the ECMR or any other comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions have not expired or terminated, or (iii) at any time on or after June 29, 2001 and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following events shall occur, and be continuing:

  (a) there shall be pending any suit, action or proceeding by any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic (a "Governmental Entity") against the Purchaser, Sara Lee, the Company or any of its subsidiaries (i) seeking to restrain or prohibit Sara Lee's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's and its subsidiaries' businesses or assets, or to compel Sara Lee or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Sara Lee and their respective subsidiaries, (ii) challenging the acquisition by Sara Lee or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Sara Lee or the Purchaser any damages that are material in relation to the Company and its subsidiaries, taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) seeking to impose limitations on the ability of the Purchaser or Sara Lee to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

  (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

  (c) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) any limitation (whether or not mandatory) by any United States Governmental Entity on the extension of credit generally by banks or other financial institutions, or (iii) a change in general financial or bank conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

  (d) since March 27, 2001, there shall have occurred any events or changes which have had, or would have or constitute, individually or in the aggregate, a Company Material Adverse Change or a Company Material Adverse Effect;

  (e) the Company Board shall have (i) withdrawn, or modified or changed in a manner adverse to the transactions contemplated by the Merger Agreement, to Sara Lee or to the Purchaser (including by amendment of its Solicitation/Recommendation Statement on Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) recommended any Acquisition Proposal, (iii) resolved to do any of the foregoing or (iv) taken a neutral position or made no recommendation with respect to an Acquisition Proposal Interest (other than by Sara Lee or the Purchaser) after a reasonable amount of time (and in no event more than 5 business days following receipt thereof) has elapsed;

  (f) any of the representations and warranties of the Company contained in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall not be true and correct in all respects as of the date of determination, as if made at and as of such time, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

  (g) the Company shall have breached or failed, in any material respect, to perform or to comply with its agreements and covenants to be performed or complied with by it under the Merger Agreement;

  (h) all consents, permits and approvals of Governmental Entities and other persons shall not have been obtained other than those the failure of which to obtain, individually or in the aggregate, would not have a Company Material Adverse Effect; or

  (i) the Merger Agreement shall have been terminated in accordance with its terms.

   The foregoing conditions are for the benefit of Sara Lee and the Purchaser, may be asserted by Sara Lee or the Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Sara Lee or the Purchaser in whole or in part at any time and from time to time, subject in each case to the terms of the Merger Agreement. The failure by Sara Lee or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. Certain Legal Matters; Regulatory Approvals.

   General. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Sara Lee as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15--"Certain Conditions of the Offer."

   State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

   In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

   The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company Board approved for purposes of Section 203 the entering into by the Purchaser, Sara Lee and the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to the Company, will not be applicable to Sara Lee and the Purchaser by virtue of such actions.

   The Purchaser is not aware of any state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 --"Certain Conditions of the Offer."

   United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

   Pursuant to the requirements of the HSR Act, the Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about July 5, 2001. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, 15 days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

   The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Sara Lee or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable anti-trust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15

--"Certain Conditions of the Offer," including conditions with respect to litigation and certain governmental actions.

   EEA and European National Merger Regulation. Sara Lee and the Company each conduct substantial operations in the European Economic Area. Council Regulation (EEC) 4064/89, as amended (also known as the "European Community Merger Regulation" or "ECMR"), and Article 57 of the European Economic Area Agreement require that concentrations with a "Community or EFTA dimension" be notified in prescribed form to the Commission of the European Communities for review and approval. In these cases, the European Commission, as opposed to the individual countries within the European Economic Area, will, with certain exceptions, have exclusive jurisdiction to review the concentration. Approval by the European Commission is, with certain very limited exceptions, required prior to completion of transactions, with "Community or EFTA dimensions."

   Sara Lee and the Company have determined that the Offer and the Merger have a "community dimension," and thus, intend to file notification in the prescribed form with the European Commission in accordance with the European Community Merger Regulation promptly.

   This filing will trigger a one-month review period in which the European Commission is required to determine whether the proposed merger is compatible with the European common market or that there is sufficiently "serious doubt" about the proposed merger's compatibility with the common market to require a more complete review of the proposed merger.

   The one-month review period can be extended to six weeks if the parties offer undertakings to address certain concerns the European Commission may have. If after the initial one-month (or six weeks) review period, the European Commission continues to have serious doubts regarding the compatibility of the merger with the European common market, the total review period can be as long as five months from the date of complete notification. During the review process, conditions can be imposed and obligations by the parties may become necessary.

   Other Filings. Sara Lee and the Company each conduct operations in a number of foreign countries, and filings may have to be made with foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

17. Fees and Expenses.

   J.P. Morgan Securities Inc. has acted as financial advisor to Sara Lee in connection with the proposed acquisition of the Company and is acting as the Dealer Manager in connection with the Offer. J.P. Morgan Securities Inc. will receive reasonable and customary compensation for its services as financial advisor and as the Dealer Manager and will be reimbursed for certain out-of-pocket expenses. Sara Lee and the Purchaser will indemnify J.P. Morgan Securities Inc. and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

   Sara Lee and the Purchaser have retained Morrow & Co. to be the Information Agent and Mellon Investor Services LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

   The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

   Neither of Sara Lee nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary, and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   No person has been authorized to give any information or to make any representation on behalf of Sara Lee or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

   The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/ Recommendation Statement on
Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under
Section 7 --"Certain Information Concerning the Company" above.

SLC Acquisition Corp.

July 3, 2001

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                          SARA LEE AND THE PURCHASER

   1. Directors and Executive Officers of Sara Lee. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Sara Lee. Unless otherwise indicated, the current business address of each person is Three First National Plaza, Chicago, Illinois 60602 and the current phone number is (312) 426-2600. Unless otherwise indicated, each such person is a citizen of the United States of America.

                                       Present Principal Occupation or Employment;
Name                                Material Positions Held During the past Five Years
----                                --------------------------------------------------
Paul A. Allaire                 Chairman of the Board and Chief Executive Officer of
                                Xerox Corporation (information processing) since May
                                2000; Chairman and Chief Executive Officer of Xerox
                                Corporation from 1991 until April 1999. Mr. Allaire
                                became a director of Sara Lee in 1989. He also serves as
                                a director of Lucent Technologies, priceline.com and
                                GlaxoSmithKline Beecham plc.

Frans H.J.J. Andriessen         Professor (Emeritus), European Integration, University of
                                Utrecht, the Netherlands. Mr. Andriessen is a former
                                Minister of Finance of the Netherlands. He is a member of
                                the board of SHV (Steenkool en Handelsvereniging), DHV
                                Beheer BV, DELA Cooperatie and Robeco. He became a
                                director of Sara Lee in 1993. Mr. Andriessen is a member
                                of the Supervisory Board of Sara Lee/DE N.V., a Dutch
                                subsidiary of Sara Lee. He is honorary advisor to KPMG
                                Netherlands. He is a citizen of the Netherlands.

John H. Bryan                   Chairman of the Board of Sara Lee Corporation since 1976;
                                Chief Executive Officer of Sara Lee Corporation from 1976
                                to July 2000. Mr. Bryan became a director of Sara Lee in
                                1974. He is a director of BP Amoco p.l.c., Bank One
                                Corporation, General Motors Corporation and Goldman Sachs
                                Group, Inc.

Duane L. Burnham                Chairman and Chief Executive Officer of Abbott
                                Laboratories (health care products and services) from
                                1990 to 1999 (retired). Mr. Burnham became a director of
                                Sara Lee in 1991. Mr. Burnham is also a director of
                                Northern Trust Corporation. He is also a member of the
                                board of the Lyric Opera (Chicago) and Chairman of the
                                Chicago Council on Foreign Relations. Mr. Burnham is a
                                trustee of Northwestern University and a member of the
                                Advisory Board of the J.L. Kellogg Graduate School of
                                Management at Northwestern University.

Charles W. Coker                Chairman of the Board of Sonoco Products Company
                                (packaging products manufacturer) since 1990; Chairman
                                and Chief Executive Officer of Sonoco Products Company
                                from 1990 to 1998. Mr. Coker became a director of Sara
                                Lee in 1986. He also serves as a director of Bank of
                                America Corporation, Springs Industries, Inc. and
                                Carolina Power and Light Company. He is Chairman of the
                                Board of Hollings Cancer Center.

James S. Crown                  General Partner of Henry Crown and Company (Not
                                Incorporated) (diversified investments) since 1985. Mr.
                                Crown became a director of Sara Lee in 1998. He also
                                serves as a director of General Dynamics Corporation and
                                Bank One Corporation, and as a trustee of the University
                                of Chicago, the Chicago Symphony Orchestra and the Museum
                                of Science and Industry (Chicago).


                                       Present Principal Occupation or Employment;
Name and Address                    Material Positions Held During the past Five Years
----------------                    --------------------------------------------------
Willie D. Davis                 President of All-Pro Broadcasting, Inc. (radio stations),
                                a privately owned company since 1978. Mr. Davis became a
                                director of Sara Lee in 1983. He also is a director of
                                The Dow Chemical Company, Kmart Corporation, Alliance
                                Bank (Culver City, California), Johnson Controls Inc.,
                                MGM Grand, Inc., Strong Fund, Checkers Hamburgers, Inc.,
                                Bassett Furniture, Manpower Foundation, MGM Inc. and
                                Wisconsin Energy, Inc. Mr. Davis also serves on the board
                                of directors of the Green Bay Packers and the Kauffman
                                Foundation. Mr. Davis is a trustee of the University of
                                Chicago and Marquette University.

Vernon E. Jordan, Jr.           Senior Managing Director of Lazard Freres & Co. LLC
                                (investment bank) and of counsel to Akin, Gump, Strauss,
                                Hauer & Feld L.L.P. (law firm) since January 2000. He was
                                a senior partner
                                of Akin, Gump, Strauss, Hauer & Feld L.L.P. in
                                Washington, D.C. from 1982 to 1999. Mr. Jordan became a
                                director of Sara Lee in 1989. Mr. Jordan also serves as a
                                director of America Online Latin America, Inc., American
                                Express Company, Callaway Golf Company, Clear Channel
                                Communications, Inc., Dow Jones & Company, Inc.,
                                FirstMark Communications International, LLC, J.C. Penney
                                Company, Inc., Revlon, Inc., Shinsei Bank, Ltd., Xerox
                                Corporation, Fuji Bank and Barrick Gold. He is also a
                                director of the LBJ Foundation and serves on the
                                International Advisory Board of DaimlerChrysler.
                                Mr. Jordan is a trustee of Howard University.

James L. Ketelsen               Chairman of the Board and Chief Executive Officer of
                                Tenneco Inc. (diversified industrial corporation) from
                                1978 to 1992 (retired). Mr. Ketelsen became a director of
                                Sara Lee in 1982.

Hans B. van Liemt               Chairman of the Board of Management of DSM NV (chemicals)
                                from 1984 to 1993 (retired). Mr. van Liemt became a
                                director of Sara Lee in 1994. He is Chairman of the
                                Supervisory Board of Sara Lee/DE N.V., a Dutch subsidiary
                                of Sara Lee. Mr. van Liemt is Chairman of the Supervisory
                                Boards of Gamma Holding NV and Oce-Van der Grinten NV. He
                                is also Vice Chairman of the Supervisory Boards of ABN-
                                AMRO Holding NV, Van Leer Group Foundation and Stienstra
                                Holding BV. He is a citizen of the Netherlands.

Joan D. Manley                  Group Vice President and director of Time Incorporated
                                (communications) from 1978 to 1984 (retired). Mrs. Manley
                                became a director of Sara Lee in 1982. She also is a
                                director of Dreyfus Founders Funds.

Cary D. McMillan                Executive Vice President and Chief Financial and
                                Administrative Officer of Sara Lee Corporation since
                                January 2000; he joined Sara Lee in 1999 as Chief
                                Financial and Administrative officer. Mr. McMillan became
                                a director of Sara Lee in January 2000. Mr. McMillan also
                                is a member of the supervisory board of Sara Lee/DE N.V.,
                                a Dutch subsidiary of Sara Lee. From 1980 to 1999,
                                Mr. McMillan was employed by Arthur Andersen LLP, most
                                recently serving as the managing partner of Arthur
                                Andersen's Chicago office.


                                       Present Principal Occupation or Employment;
Name and Address                    Material Positions Held During the past Five Years
----------------                    --------------------------------------------------
C. Steven McMillan              President and Chief Executive Officer of Sara Lee
                                Corporation since July 2000; President and Chief
                                Operating Officer of Sara Lee from 1997 to July 2000;
                                Executive Vice President of Sara Lee from 1993 to 1997.
                                Mr. McMillan became a director of Sara Lee in 1993. He
                                also is a director of Monsanto Corporation, Pharmacia
                                Upjohn Corporation and Dynegy Corporation.

Frank L. Meysman                Executive Vice President of Sara Lee Corporation since
                                1997; Senior Vice President of Sara Lee from 1994 to
                                1997. He became a director of Sara Lee in 1997. Mr.
                                Meysman also has been Chairman of the Board of Management
                                of Sara Lee/DE N.V., a Dutch subsidiary of Sara Lee,
                                since 1994. He is a member of the Supervisory Board of
                                VNU, a Netherlands-based publishing company, and GIMV, a
                                Belgium-based investment company. He is a citizen of
                                Belgium.

Rozanne L. Ridgway              Former Assistant Secretary of State for European and
                                Canadian Affairs (1985-1989) and, since July 1994, Chair
                                (non-executive) of the Baltic American Enterprise Fund.
                                Ambassador Ridgway became a director of Sara Lee in 1992.
                                She also serves as a director of The Boeing Company,
                                Emerson Electric Company, 3M Company and the New
                                Perspective Fund.

Richard L. Thomas               Chairman of First Chicago NBD Corporation and The First
                                National Bank of Chicago from January 1992 to May 1996
                                (retired). Mr. Thomas became a director of Sara Lee in
                                1976. He is also a director of The PMI Group, Inc., Sabre
                                Holdings Corporation, Unicom Corporation and IMC Global,
                                Inc.

John D. Zeglis                  Chairman and Chief Executive Officer of AT&T Wireless
                                Group (wireless communications) since December 1999. Mr.
                                Zeglis served as President of AT&T Corporation
                                (communications) from 1997 to December 1999 and, from
                                1984 to 1997, served in a number of senior executive
                                positions at AT&T. Mr. Zeglis has served as a director of
                                AT&T Corporation since 1997. Mr. Zeglis became a director
                                of Sara Lee in 1998. He also serves as a director of
                                Helmerich & Payne, Inc. and Georgia Pacific Corp. and
                                serves as a trustee of the Culver Educational Foundation.

Janet E. Bergman                Senior Vice President of Investor Relations and Corporate
                                Affairs for Sara Lee Corporation since March 2001. Since
                                joining Sara Lee in 1988, Ms. Bergman has held various
                                positions with Sara Lee, including Vice President of
                                Investor Relations and Corporate Affairs, and Vice
                                President and Executive Director of Investor Relations.

William A. Geoppinger           Executive Vice President of Sara Lee Corporation since
                                June 2001 and Chief Executive Officer of Sara Lee Foods
                                since 1999. Since joining Sara Lee in 1966, Mr.
                                Geoppinger has held various positions with Sara Lee and
                                its subsidiaries, including Senior Vice President of Sara
                                Lee, and President and Chief Executive Officer of
                                Hillshire Farm & Kahn's, a subsidiary of Sara Lee.


                                       Present Principal Occupation or Employment;
Name and Address                    Material Positions Held During the past Five Years
----------------                    --------------------------------------------------
Gary C. Grom                    Senior Vice President-Human Resources of Sara Lee
                                Corporation since 1992. Since joining Sara Lee in 1985,
                                Mr. Grom has held various human resources positions with
                                Sara Lee, including Executive Director--Compensation,
                                Benefits and Manpower Planning; Vice President--Human
                                Resources for Sara Lee Packaged Meats; and Vice
                                President--Human Resources for Sara Lee Corporation.

Paul J. Lustig                  Executive Vice President of Sara Lee Corporation and
                                Chief Executive Officer of Sara Lee Branded Apparel since
                                2000. Since joining Sara Lee in 1991, Mr. Lustig has held
                                various positions with Sara Lee, including Chief
                                Executive Officer of Sara Lee Branded Apparel--North and
                                South America and Australia; Chief Executive Officer--
                                Personal Products Group; Chief Executive Officer of
                                Personal Products--Pacific Rim; and Chief Executive
                                Officer of Sara Lee Bakery--Worldwide.

Mark J. McCarville              Senior Vice President--Corporate Finance of Sara Lee
                                Corporation since 2000. Since joining Sara Lee in 1976,
                                Mr. McCarville has held various treasury and corporate
                                development positions with Sara Lee, including Senior
                                Vice President of Corporate Development, and Vice
                                President of Treasury. Mr. McCarville also serves on the
                                Board of Directors of Delta Galil Industries, Ltd.

Roderick A. Palmore             Senior Vice President, General Counsel and Secretary of
                                Sara Lee Corporation since 1999; Deputy General Counsel
                                and Vice President of Sara Lee from 1996 to 1999. Prior
                                to joining Sara Lee, Mr. Palmore was a partner of
                                Sonnenschein, Nath & Rosenthal (law firm) in Chicago from
                                1993 to 1996 and a partner of Wildman, Harrold, Allen &
                                Dixon (law firm) in Chicago from 1986 to 1993. Mr.
                                Palmore has served as a director and as President of SLC
                                Acquisition Corp. since its formation in June 2001.

Wayne R. Szypulski              Senior Vice President of Sara Lee Corporation since June
                                2001 and Controller of Sara Lee since 1993. Since joining
                                Sara Lee in 1983, Mr. Szypulski has held various
                                financial accounting positions with Sara Lee, including
                                Vice President--Controller, Assistant Corporate
                                Controller, Director--Accounting Projects, and Manager--
                                Accounting.

Ann E. Ziegler                  Senior Vice President--Corporate Development of Sara Lee
                                Corporation since 2000. Since joining Sara Lee in 1993,
                                Ms. Ziegler has held various positions with Sara Lee,
                                including Vice President--Corporate Development, and
                                Executive Director of Corporate Development. Ms. Ziegler
                                also serves on the Board of Directors of Delta Galil
                                Industries, Ltd

   2. Directors and Executive Officers of the Purchaser. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is 3 First National Plaza, Chicago, Illinois 60602, and the current phone number is (312) 726-2600. Unless otherwise indicated, each such person is a citizen of the United States of America.

                                       Present Principal Occupation or Employment;
Name and Address                    Material Positions Held During the past Five Years
----------------                    --------------------------------------------------
Roderick A. Palmore             Senior Vice President, General Counsel and Secretary of
                                Sara Lee Corporation since 1999; Deputy General Counsel
                                and Vice President of Sara Lee from 1996 to 1999. Prior
                                to joining Sara Lee, Mr. Palmore was a partner of
                                Sonnenschein, Nath & Rosenthal (law firm) in Chicago from
                                1993 to 1996 and a partner of Wildman, Harrold, Allen &
                                Dixon (law firm) in Chicago from 1986 to 1993. Mr.
                                Palmore has served as a director and as President of SLC
                                Acquisition Corp. since its formation in June 2001.

R. Henry Kleeman                Vice President, Deputy General Counsel and Assistant
                                Secretary of Sara Lee Corporation since 1999; Chief
                                Counsel--Corporate & Securities of Sara Lee from 1995 to
                                1999. Prior to joining Sara Lee, Mr. Kleeman was a
                                partner of Wildman, Harrold, Allen & Dixon (law firm) in
                                Chicago. Mr. Kleeman has served as a director and as Vice
                                President and Treasurer of SLC Acquisition Corp. since
                                its formation in June 2001.

Helen N. Kaminski               Chief Counsel--Corporate & Securities of Sara Lee
                                Corporation since 2000. Prior to joining Sara Lee, Ms.
                                Kaminski was a partner of Neal, Gerber & Eisenberg (law
                                firm) in Chicago (1997 to 2000). Ms. Kaminski has served
                                as Vice President and Secretary of SLC Acquisition Corp.
                                since its formation in June 2001.

   Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                         Mellon Investor Services LLC

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                (201) 296-4293

                             Confirm by Telephone:
                                (201) 296-4860

   By Overnight Courier:           By Mail:                  By Hand:
      Reorganization
        Department        Reorganization Department  Reorganization Department
    85 Challenger Road          P.O. Box 3301              120 Broadway
     Mail Stop--Reorg.    South Hackensack, NJ 07606        13th Floor
    Ridgefield Park, NJ
           07660                                        New York, NY 10271

                              Other Information:

   Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                 [MORROW LOGO]

                          445 Park Avenue, 5th Floor
                           New York, New York 10022
                          Call Collect (212) 754-8000
                   Bankers and Brokers Call: (800) 654-2468
                   All Others Call Toll Free: (800) 607-0088
                     E-Mail: earthgrains.info@morrowco.com

                     The Dealer Manager for the Offer is:

                                [JPMorgan LOGO]
                          J.P. Morgan Securities Inc.

                                60 Wall Street
                         New York, New York 10260-0060

                             Call: (212) 648-1995
                        Call Toll Free: (866) 262-0777